Exhibit 10.14
Execution Version
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of this 6th day of July, 2011 (the “Effective Date”), by and between Aurora Diagnostics, LLC (the “Company”) and James C. New (“New”).
WITNESSETH:
     WHEREAS, New currently serves as the Company’s and Aurora Diagnostics Holdings, LLC’s (“Holdings”) President and Chief Executive Officer; and
     WHEREAS, the Company and New expect that the Company will hire a new chief executive officer during 2011, and desire to enter into this agreement to provide New with certain payments after such hiring, in consideration for New’s agreement to provide certain consulting and transition services;
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     1. Voluntary Termination of Employment and Retirement Payment. The Company and New have mutually agreed that the Company will hire a new chief executive officer during 2011, and that New will retire as an employee of the Company effective December 31, 2011. The Company hereby agrees to pay New a lump-sum payment of $500,000 (the “Incentive Payment”), within 45 days following the commencement of the new chief executive officer’s employment with the Company, provided that (a) the new chief executive officer’s employment commences on or prior to December 31, 2011, and New has remained continuously employed by the Company from the date hereof through such date, and (b) New executes and delivers to the Company, no later than 30 days after the commencement of the new chief executive officer’s employment with the Company, a general release substantially in the form of Exhibit E attached to the Senior Management Agreement among Holdings, the Company and New dated June 2, 2006 (as amended from time to time, the “Senior Management Agreement”). The Incentive Payment shall be in addition to, and not in lieu of, any other severance, separation or retirement benefits to which New may otherwise be entitled; provided that, for purposes of the Senior Management Agreement, the parties acknowledge and agree that (A) New’s resignation as President and Chief Executive Officer and subsequent retirement and separation from employment shall be deemed a resignation without “Good Reason” for purposes of (and as defined in) the Senior Management Agreement, and the changes to the terms and conditions of New’s employment set forth herein in connection therewith shall not provide Executive with Good Reason to terminate employment and receive severance payments and benefits pursuant to Section 6(c) of the Senior Management Agreement; provided, however, such resignation without Good Reason will not trigger the back-buy provisions contained in

Section 9.11 (b)(ii) of that certain Aurora Diagnostics Holdings, LLC Second and Amended Limited Liability Company Agreement, dated July 6 2011, and (B) New shall remain eligible to earn his Annual Bonus under the Senior Management Agreement for 2011 (payable in accordance with the terms of the Senior Management Agreement).
     2. Resignation as President and Chief Executive Officer; Service as a Senior Advisor; Engagement as an Independent Contractor. Effective as of the commencement of employment of a new chief executive officer, New hereby resigns as President and Chief Executive Officer and any other officer position he holds with Holdings and the Company (but not, for the avoidance of doubt, as an employee of the Company). Thereafter, and through December 31, 2011, New shall continue to be employed by the Company as a Special Advisor to the Board of Managers and to the Chief Executive Officer with such duties and responsibilities as the Company may be reasonably determine from time to time. Notwithstanding anything to the contrary in the Senior Management Agreement, from and after the new chief executive officer commences employment, (A) New’s position is not expected to be a full-time commitment and the necessary hours generally are expected to decline over the remainder of the Employment Period (as defined in the Senior Management Agreement) and (B) the Board may specify, in its sole discretion, the amount of work required, if any, for any particular period, may instruct New not to report to the office for certain periods and may determine that the Company will cease providing other customary indicia or perquisites of Executive’s employment such as office space, administrative assistance, email and building access (all without any “Good Reason” to resign, constructive termination or other basis for Executive to claim post-termination compensation or benefits, under Section 6(c) of the Senior Management Agreement or otherwise, so long as Executive remains on the Company’s payroll and receives the benefits specified in Sections 6(b) through the end of the Employment Period). For the avoidance of doubt, except as expressly modified herein, the Senior Management Agreement shall continue to govern New’s employment throughout the duration of the Employment Period. Effective December 31, 2011, New hereby resigns as an employee and officer of the Company and any of its affiliates and the Company hereby engages New as an independent contractor to provide consulting services and New hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.
     3. Consulting Period. Unless terminated sooner, the term of the Consulting Services under this Agreement shall be for the period commencing on January 1, 2012, and ending on December 31, 2012 (the “Consulting Period”).
     4. Consulting Services. Based on his expertise and knowledge of the Company, New shall provide professional consulting and transition services (the “Consulting Services”), as the Company may reasonably request from time to time during the Consulting Period. New shall devote such time to the performance of Consulting Services hereunder as is reasonably necessary to perform them in a satisfactory manner.

     5. Consulting Payments. In consideration of the consulting services to be rendered by New hereunder and as the sole compensation to which New is entitled for performance of the Consulting Services, the Company agrees to pay New the following amounts: (i) twelve monthly payments of $5,667, payable on the last day of each month during the Consulting Period (the “Monthly Consulting Payments”), and (ii) an aggregate payment of up to $450,000, such amount to be determined by the Company’s (or its parent’s) board of managers in its sole discretion based on its assessment of New’s responsiveness to such board’s requests and directions regarding the Consulting Services during the Consulting Period (the “Final Consulting Payment”), with any such Final Consulting Payment (a) conditioned upon New’s execution and delivery to the Company of a general release substantially in the form of Exhibit E attached to the Senior Management Agreement (with such changes as necessary to reflect New’s status as a consultant and independent contractor during the Consulting Period) no later than 30 days after the end of the Consulting Period and (b) to be made within 45 days after the termination of the Consulting Period.
     6. Health and Welfare Plan Coverage. During the Consulting Period, New shall be entitled to continue to participate in all health and welfare benefit plans offered by the Company to its current executives, including without limitation, medical, dental, hospitalization, accidental death and disability plans, but excluding any life insurance coverage. New shall be responsible for the full cost of participating in such plans. In addition, during the Consulting Period, the Company shall continue to pay New an annual amount of $18,636 to cover the cost of a supplemental life insurance policy, consistent with past practice. The Company and New agree that the period for which New is eligible to elect health coverage under Section 4980B of the Code (COBRA) shall not run concurrently with the Consulting Period, but shall commence following termination of the Consulting Period, provided that New has remained a participant of such applicable plans throughout the Consulting Period, and in accordance with applicable law and the terms of such plans.
     7. Expenses. The Company shall reimburse New for all reasonable expenses that are either pre-approved by the Company or actually necessitated by the Consulting Services specified by Company, including expenses for non-local travel, meals and lodging, rental cars, long distance calls, telecopy charges and copying costs, translation fees and third-party expenses incurred in connection with the performance of the Consulting Services, in each case subject to the Company’s requirements with respect to reporting and documentation of such expenses and to the submission of such expenses within sixty (60) days of incurrence. All invoices for expenses properly submitted by New hereunder shall be paid by the Company within thirty (30) days after receipt thereof.
     8. Independent Contractor Relationship. The parties acknowledge and intend that the relationship of New to the Company during the Consulting Period under this Agreement shall be that of an independent contractor. In performing the Consulting Services under this Agreement, New shall undertake the Consulting Services according to his own means and methods of work which shall be in the exclusive charge and control of

New and which shall not be subject to the control or supervision of the Company, except as to the objectives of those Consulting Services. New shall determine his own working hours and schedule and shall not be subject to the Company’s personnel policies and procedures. New shall be entirely and solely responsible for his actions or inactions and the actions or inactions of his agents, employees or subcontractors, if any, while performing Consulting Services hereunder. New agrees that he shall not, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between the Company and New, his agents and employees, or between the Company and any subcontractor or its agents and employees, and New is not granted nor shall he represent that he is granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf or in the name of the Company, to incur debts for the Company or to bind the Company in any manner whatsoever. New shall be responsible for all taxes arising from the provision of the Consulting Services pursuant to the requirements of applicable local, state and federal regulation. New agrees to comply fully with any and all of Company’s reasonable rules and regulations that relate to any of New’s activities as to which he has been given advance notice. New shall secure and maintain in force all licenses and permits required of New by law or regulation (including any required business license), and New shall fully comply with all federal, state and local laws, ordinances and regulations applicable to New or the Consulting Services.
     9. Confidentiality. New shall not, without the prior written consent of the Company, disclose to third parties or use for his own account any confidential information he acquires from the Company, and New shall take all reasonable precautions to prevent his disclosure of confidential information to any third party who is not independently under an obligation of confidentiality to the Company. For the purposes of this Agreement, confidential information shall include any and all information respecting the activities, operations, plans, properties, and financial condition of the Company and its affiliates (including, without limitation, such information in the Company’s and its affiliates’ possession but belonging to third parties and including acquisition opportunities), that is disclosed or made available to New, his employees or agents by any source, whether orally or in writing, and whether such information is disclosed either before or after the date of this Agreement, unless such disclosure has been specifically approved for public release by the Company in writing or such information is already in the public domain other than as a result of New’s (or any of his employees’ or agents’) acts or omissions. The terms of this paragraph shall be a continuing covenant that survives the expiration or earlier termination of this Agreement for an additional period of five (5) years, after which the covenant of this Section 9 respecting confidentiality shall expire.
     10. Ownership of Property. The terms of Section 7(b) of the Senior Management Agreement are incorporated herein by reference and shall apply to New’s Work Product (as defined therein) developed, contributed to, made or reduced to practice during the Consulting Period.

     11. Non-Competition and Non-Solicitation. The terms of Section 8 of the Senior Management Agreement are incorporated herein by reference and shall apply to New in connection with the Consulting Services, except that the Noncompete Period shall be during the Consulting Period and for a period of two (2) years thereafter.
     12. Assignment. New may not assign, transfer or subcontract any of his obligations under this Agreement to any party without the prior written consent of the Company. Any attempted or purported assignment, transfer or subcontracting in violation of this provision shall be null and void.
     12. Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
     14. TRA. The Company and New agree that if the Company decides, in its sole discretion, to enter into a Tax Receivable Agreement or similar agreement (the “TRA”), New shall be entitled to participate in the TRA proportionate to his ownership as a Unit holder of the Company in accordance with and subject to the terms and conditions of the TRA and the Company’s operating agreement, as may be amended.
     15. Entire Agreement. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof provided that, for the avoidance of doubt, the Senior Management Agreement shall remain in full force and effect and is not superseded in any respect by this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Consulting Agreement as of the date first above written.

AURORA DIAGNOSTICS, LLC
By:	/s/ James C. New
James C. New
Chief Executive Officer

/s/ James C. New
James C. New

[Signature Page to Consulting Agreement]